Exhibit 99.1

Patterson Companies Reports Fiscal 2015 Third Quarter Operating Results

•	Sales totaled $1.1 billion, with earnings per diluted share of $0.55

•	Nine-month sales up 8.9 percent to $3.2 billion; year-to-date EPS per diluted share increases to $1.59 from $1.42 a year ago

•	Dental consumables sales rise 4.0 percent and veterinary sales increase 3.5 percent on a constant currency basis

•	Company reaffirms earnings guidance range of $2.20 to $2.30 per diluted share for fiscal 2015

St. Paul, Minn. — Feb. 19, 2015 — Patterson Companies, Inc. (Nasdaq: PDCO) today reported that consolidated sales totaled $1.1 billion (see attached Sales Summary for further details) in its fiscal third quarter ended January 24, 2015, essentially flat with the same period last year. Net income totaled $54.7 million, or $.55 per diluted share, compared to $57.9 million, or $0.57 per diluted share, in the prior year (excluding costs related to the Medical unit restructuring). Net income and EPS in the prior-year period benefited from an adjustment to non-cash, stock based compensation of $8 million, or $0.05 per diluted share.

“We continued to execute against our strategic plan in the fiscal third quarter, are on track to meet our financial objectives and are confident in the strength of our business,” said Scott Anderson, chairman and chief executive officer. “During the quarter, we witnessed several positive trends including the sales of dental consumables which provided another quarter of sequential growth. Our investments in our people, new talent and go-to-market strategies are positioning us well to capitalize on long-term opportunities.”

Patterson Dental

Sales for Patterson Dental, the company’s largest business that accounts for approximately 58 percent of total sales, decreased to $620.8 million, down 2.6 percent on a constant currency basis from the year-earlier period. Also on a constant currency basis, sales by category versus the prior-year quarter were as follows:

•	Consumable dental supplies increased 4.0 percent;

•	Dental equipment and software declined 13.2 percent. We believe this reflected the industry-wide impact of a late reinstatement of tax incentives for U.S. customers; and

•	Other services and products, consisting primarily of technical service, parts and labor, software support services and artificial teeth, improved 6.5 percent.

Commented Anderson, “Again this quarter, we saw solid growth in consumables, which we believe indicates continued increased office visits and overall demand for dental services. In equipment, our combination of strong core and technology offerings, industry leading service and support, and the trend toward digitization of the dental office will continue to make this market a strong one for us, and we believe in our ability to serve it better than anyone else.”

Patterson Veterinary

Sales for Patterson Veterinary, the company’s second largest business, increased to $337.8 million, or up 3.5 percent on a constant currency basis. For veterinary sales by category, again on a constant currency basis, versus the year-ago quarter:

•	Consumable sales rose 3.5 percent;

•	Equipment sales increased 3.5 percent; and

•	Sales of other services and products, consisting primarily of technical service, parts and labor, and software support services, were up 3.0 percent.

Anderson continued, “Patterson Veterinary, which amounts to just under one-third of our total sales, again reported growth in the fiscal third quarter, in spite of a shift in product mix from buy-sell to agency in the pharmaceutical product category. We continue to maintain the focus on enhancing our products and technologies across our geographic footprint that has led to our success in this market.”

Patterson Medical

Sales for Patterson Medical, the company’s rehabilitation supply and equipment business, totaled $104.7 million for the fiscal 2015 third quarter, or up 2.6 percent, excluding currency and divestiture impacts. Consolidated sales of Patterson Medical currently represent approximately 10 percent of total company sales.

Anderson said, “It’s clear that the new focus in Patterson Medical continues to drive improved performance in this segment. Patterson Medical’s ongoing operations delivered its third consecutive quarter of growth. We are confident that our emphasis on select rehabilitation markets gives the business a solid platform for future growth.”

Share Repurchases and Dividends

Year to date, Patterson has repurchased approximately 1.2 million shares of its outstanding common stock, with a value of $47.5 million, leaving approximately 21 million shares for repurchase under the current authorization. The company also paid $20.2 million in cash dividends to shareholders in the fiscal third quarter and $60.3 million through the first nine months of fiscal 2015.

Year-to-Date Results

Consolidated sales for the first nine months of fiscal 2015 totaled $3.2 billion, an increase of 8.9 percent from $3.0 billion in the year-earlier period. Net income was $158.7 million, or $1.59 per diluted share, compared to net income of $152.5 million, or $1.50 per diluted share, in the year-earlier period; results from the nine months of fiscal 2014 exclude $0.08 per share of costs for the Patterson Medical restructuring.

Business Outlook

Anderson concluded, “As we move toward the end of our fiscal year, we are encouraged by improving market conditions and stable-to-strengthening demand across all of our businesses. We have taken, and continue to take, the steps necessary to position Patterson to capitalize on these improving fundamentals by driving efficiencies and enriching our product and service offerings and our geographic reach. We reaffirm our earnings guidance range for fiscal 2015 of $2.20-$2.30 per diluted share.”

The following non-GAAP table is provided to adjust reported net income for the impact of the costs associated with restructuring the medical segment. Management believes that the adjusted income amounts provide a helpful representation of the company’s current quarter performance.

(Dollars in thousands, except EPS)
	Three Months Ended		Nine Months Ended
	January 24, 2015	January 25, 2014	January 24, 2015	January 25, 2014
Net Income - reported	$54,676	$57,021	$158,743	$144,941
Restructuring costs	—	916	—	7,566

Net Income - adjusted	$54,676	$57,937	$158,743	$152,507

Diluted Earnings Per Share - reported	$0.55	$0.56	$1.59	$1.42
Restructuring costs	—	0.01	—	0.08

Diluted Earnings Per Share - adjusted	$0.55	$0.57	$1.59	$1.50

Third Quarter Conference Call and Replay

Patterson’s third quarter earnings conference call will start at 10 a.m. Eastern today. Investors can listen to a live webcast of the conference call at www.pattersoncompanies.com. The conference call will be archived on Patterson’s website. A replay of the third quarter conference call can be heard for one week at 888-203-1112 and by providing the Conference ID 2506208, when prompted.

About Patterson Companies, Inc.

Patterson Companies, Inc. is a value-added distributor serving the dental, companion-pet veterinarian and rehabilitation supply markets.

Dental Market

As Patterson’s largest business, Patterson Dental provides a virtually complete range of consumable dental products, equipment and software, turnkey digital solutions and value-added services to dentists and dental laboratories throughout North America.

Veterinary Market

Patterson Veterinary is a leading distributor in the U.S. and U.K. of consumable veterinary supplies, equipment and software, diagnostic products, vaccines and pharmaceuticals predominantly to companion-pet veterinary clinics.

Rehabilitation Market

Patterson Medical is the world’s leading distributor of rehabilitation supplies and non-wheelchair assistive patient products to the physical and occupational therapy markets. The unit’s global customer base includes hospitals, long-term care facilities, clinics and dealers.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. Any statements made in this press release about the Company’s future financial conditions, results of operations, expectations, plans, or prospects, including the information under the heading “Business Outlook”, constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets” and/or similar expressions. These forward-looking statements are based on the Company’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of the Company’s most recent Annual Report on Form 10-K, which factors are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date in which it is made. Except to the extent required under the federal securities laws, the Company does not intend to update or revise the forward-looking statements.

For additional information contact:

Ann B. Gugino

Vice President & CFO

651-686-1600

Source: Patterson Companies, Inc.

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except for per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 24, 2015	January 25, 2014	January 24, 2015	January 25, 2014

Net sales	$1,063,312	$1,082,679	$3,226,166	$2,961,638

Gross profit	302,559	311,461	904,606	882,410

Operating expenses	211,803	214,810	637,875	629,255

Operating income	90,756	96,651	266,731	253,155

Other expense, net	(8,195)	(8,710)	(23,245)	(25,366)

Income before taxes	82,561	87,941	243,486	227,789

Income taxes	27,885	30,920	84,743	82,848

Net income	$54,676	$57,021	$158,743	$144,941

Earnings per share:
Basic	$0.55	$0.56	$1.60	$1.43
Diluted	$0.55	$0.56	$1.59	$1.42
Shares:
Basic	98,842	101,105	98,991	101,067
Diluted	99,540	101,999	99,699	101,962

Dividends declared per common share	$0.20	$0.16	$0.60	$0.48

Gross margin - adjusted	28.5%	28.9%	30.7%	30.9%
NVS	—	—	-2.7	-1.0
Medical restructuring	—	-0.1	—	-0.1

Gross margin - reported	28.5%	28.8%	28.0%	29.8%

Operating expenses as a % of net sales - adjusted	19.9%	19.8%	21.7%	21.9%
NVS	—	—	-2.0	-0.9
Medical restructuring	—	—	—	0.2

Operating expenses as a % of net sales - reported	19.9%	19.8%	19.7%	21.2%

Operating income as a % of net sales - adjusted	8.5%	9.0%	9.0%	9.0%
NVS	—	—	-0.7	-0.1
Medical restructuring	—	-0.1	—	-0.3

Operating income as a % of net sales - reported	8.5%	8.9%	8.3%	8.6%

Effective tax rate - adjusted	33.8%	35.1%	35.1%	35.7%
NVS	—	—	-0.3	-0.3
Medical restructuring	—	0.1	—	1.0

Effective tax rate - reported	33.8%	35.2%	34.8%	36.4%

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 24, 2015	April 26, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and short-term investments	$342,047	$305,683
Receivables, net	590,260	607,580
Inventory	514,619	436,463
Prepaid expenses and other current assets	54,340	65,991

Total current assets	1,501,266	1,415,717

Property and equipment, net	225,418	204,939
Goodwill and other intangible assets	1,040,517	1,067,583
Investments and other	104,331	176,438

Total Assets	$2,871,532	$2,864,677

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$341,425	$342,056
Other accrued liabilities	227,637	201,407

Total current liabilities	569,062	543,463

Long-term debt	725,000	725,000
Other non-current liabilities	122,782	124,550

Total liabilities	1,416,844	1,393,013

Stockholders’ equity	1,454,688	1,471,664

Total Liabilities and Stockholders’ Equity	$2,871,532	$2,864,677

PATTERSON COMPANIES, INC.

SALES SUMMARY

(Dollars in thousands)

(Unaudited)

	January 24, 2015	January 25, 2014	Total Sales Growth	Foreign Exchange Impact	Constant Currency Growth
Three Months Ended

Consolidated Net Sales
Consumable and printed products [1]	$725,215	$711,613	1.9%	-1.5%	3.4%
Equipment and software [1]	257,651	294,009	-12.4%	-0.7%	-11.7%
Other	80,446	77,057	4.4%	-0.9%	5.3%

Total	$1,063,312	$1,082,679	-1.8%	-1.2%	-0.6%

Dental Supply
Consumable and printed products [1]	$331,826	$321,421	3.2%	-0.8%	4.0%
Equipment and software [1]	220,739	255,998	-13.8%	-0.6%	-13.2%
Other	68,248	64,546	5.7%	-0.8%	6.5%

Total	$620,813	$641,965	-3.3%	-0.7%	-2.6%

Veterinary Supply
Consumable and printed products	$316,401	$312,514	1.2%	-2.3%	3.5%
Equipment and software	15,109	14,607	3.4%	-0.1%	3.5%
Other	6,305	6,281	0.4%	-2.6%	3.0%

Total	$337,815	$333,402	1.3%	-2.2%	3.5%

Rehabilitation Supply
Consumable and printed products	$76,988	$77,678	-0.9%	-1.5%	0.6%
Equipment and software	21,803	23,404	-6.8%	-1.9%	-4.9%
Other	5,893	6,230	-5.4%	-1.1%	-4.3%

Total	$104,684	$107,312	-2.4%	-1.6%	-0.8%

Nine Months Ended

Consolidated Net Sales
Consumable and printed products [1]	$2,312,831	$2,036,205	13.6%	-0.4%	14.0%
Equipment and software [1]	665,653	695,721	-4.3%	-0.6%	-3.7%
Other	247,682	229,712	7.8%	-0.5%	8.3%

Total	$3,226,166	$2,961,638	8.9%	-0.4%	9.3%

Dental Supply
Consumable and printed products [1]	$1,002,385	$977,446	2.6%	-0.6%	3.2%
Equipment and software [1]	565,483	587,382	-3.7%	-0.6%	-3.1%
Other	207,347	194,420	6.6%	-0.5%	7.1%

Total	$1,775,215	$1,759,248	0.9%	-0.6%	1.5%

Veterinary Supply
Consumable and printed products	$1,047,512	$792,638	32.2%	-0.4%	32.6%
Equipment and software	31,167	32,243	-3.3%	0.0%	-3.3%
Other	21,910	16,325	34.2%	-0.3%	34.5%

Total	$1,100,589	$841,206	30.8%	-0.3%	31.1%

Rehabilitation Supply
Consumable and printed products	$262,935	$266,121	-1.2%	0.3%	-1.5%
Equipment and software	69,002	76,096	-9.3%	-0.4%	-8.9%
Other	18,425	18,967	-2.9%	0.0%	-2.9%

Total	$350,362	$361,184	-3.0%	0.2%	-3.2%

[1]	Certain products were reclassed from equipment to consumables in current and prior periods

PATTERSON COMPANIES, INC.

SUPPLEMENTARY FINANCIAL DATA

(Dollars in thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	January 24, 2015	January 25, 2014	January 24, 2015	January 25, 2014

Operating Income
Dental Supply	$66,717	$73,513	$178,938	$181,846
Veterinary Supply	11,864	12,003	40,187	33,175
Rehabilitation Supply	12,175	11,135	47,606	38,134

	$90,756	$96,651	$266,731	$253,155

Other (Expense) Income, net
Interest income	$1,305	$1,593	$3,912	$3,892
Interest expense	(8,512)	(9,237)	(25,824)	(26,581)
Other	(988)	(1,066)	(1,333)	(2,677)

	$(8,195)	$(8,710)	$(23,245)	$(25,366)

PATTERSON COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Nine Months Ended
	January 24, 2015	January 25, 2014

Operating activities:
Net income	$158,743	$144,941
Depreciation & amortization	36,897	36,683
Non-cash employee compensation	20,570	14,840
Change in assets and liabilities, net of acquired	(58,125)	(46,714)

Net cash provided by operating activities	158,085	149,750

Investing activities:
Additions to property and equipment, net	(44,520)	(30,263)
Acquisitions and equity investments, net of cash	(8,730)	(140,774)
Purchase of investments	—	(99,232)
Proceeds from sales	46,369	—
Other investing activities	(543)	2,110

Net cash used in investing activities	(7,424)	(268,159)

Financing activities:
Dividends paid	(60,340)	(65,333)
Share repurchases	(47,539)	(42,734)
Draw on revolver	130,000	135,000
Payment on revolver	(130,000)	—
Other financing activities	6,484	13,756

Net cash (used in) provided by financing activities	(101,395)	40,689

Effect of exchange rate changes on cash	(24,452)	(3,533)

Net increase (decrease) in cash and cash equivalents	$24,814	$(81,253)

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